Exhibit 99.1

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The preliminary unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Capital One and Hibernia may have appeared had the businesses actually been combined as of or at the beginning of the periods presented. The preliminary unaudited pro forma condensed combined financial information shows the impact of the merger of Capital One and Hibernia on the combined balance sheets and statements of income under the purchase method of accounting with Capital One treated as the acquiror. Under this method of accounting, the assets and liabilities of Hibernia will be recorded by Capital One at their estimated fair values as of the date the merger is completed. The preliminary unaudited pro forma condensed combined balance sheet at March 31, 2005 assumes the merger was completed on that date. The preliminary unaudited pro forma income statements for the three months ended March 31, 2005 and the year ended December 31, 2004 were prepared assuming the merger was completed on January 1, 2005 and 2004, respectively.

It is anticipated that the merger will provide Capital One with financial benefits such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the preliminary pro forma financial information. The preliminary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the preliminary pro forma condensed combined financial information is subject to adjustment. The preliminary purchase price allocation will vary from the actual purchase price allocation that will be recorded upon the completion of the merger based upon changes in the estimated fair value of the assets and liabilities acquired from Hibernia. The information will be updated when all necessary information becomes available and management has completed its analysis.

The preliminary unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Capital One and Hibernia which are incorporated in this document by reference.

The following preliminary unaudited pro forma condensed combined balance sheet at March 31, 2005 combines the historical balance sheets of Capital One and Hibernia assuming the companies had been combined on March 31, 2005, on a purchase accounting basis.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31 (In Thousands)	Capital One 2005	Hibernia 2005	Pro Forma Adjustments		Capital One Hibernia Combined
Assets:
Cash and due from banks	$761,234	$620,483	$—		$1,381,717
Federal funds sold and resale agreements	12,283	460,500	(255,000)	A	217,783
Interest-bearing deposits at other banks	446,793	10,566	—		457,359

Cash and cash equivalents	1,220,310	1,091,549	(255,000)		2,056,859
Securities available for sale	9,460,688	4,472,324	(1,200,000)	A	12,733,012
Securities held to maturity	—	33,008	534	B	33,542
Mortgage loans held for sale	—	87,133	—		87,133
Loans	37,959,203	15,781,030	(121,459)	C	53,618,774
Less: Allowance for loan losses	(1,440,000)	(228,731)	—		(1,668,731)

Net loans	36,519,203	15,552,299	(121,459)		51,950,043
Accounts receivable from securitizations	5,605,009	—	—		5,605,009

March 31 (In Thousands)	Capital One 2005	Hibernia 2005	Pro Forma Adjustments		Capital One Hibernia Combined
Premises and equipment, net	806,411	307,542	72,091	D	1,186,044
Interest receivable	259,350	83,707			343,057
Goodwill	747,756	337,441	(337,441)	E	4,348,374
			3,600,618	E
Core deposit intangibles and other intangibles	—	29,954	(29,954)	F	500,000
			500,000	F
Other	1,012,839	238,703	45,509	I	1,297,051

Total assets	$55,631,566	$22,233,660	$2,274,898		$80,140,124

Liabilities:
Interest bearing deposits	$25,854,025	$14,436,424	$29,471	G	$40,319,920
Non-interest bearing deposits	—	3,137,988	—		3,137,988
Senior and subordinated notes	6,876,432	164,590	7,594	G	7,048,616
Other borrowings	10,243,235	2,252,741	927,141	A	13,440,493
			17,376	G
Interest payable	242,464	26,266	—		268,730
Other	3,435,680	221,421	55,000	H	3,887,101
			175,000	F

Total liabilities	46,651,836	20,239,430	1,211,582		68,102,848

Commitments and Contingencies
Stockholders' Equity:
Common stock	2,536	332,010	(332,010)	J	2,887
			351	J
Paid-in capital, net	2,878,237	583,112	(583,112)	J	5,935,432
			2,738,724	J
			318,471	K
Retained earnings	6,096,328	1,402,463	(1,402,463)	J	6,096,328
Cumulative other comprehensive income	69,742	(7,996)	7,996	J	69,742
Less: Treasury stock, at cost	(67,113)	(315,359)	315,359	J	(67,113)

Total stockholders' equity	8,979,730	1,994,230	1,063,316		12,037,276

Total liabilities and stockholders' equity	$55,631,566	$22,233,660	$2,274,898		$80,140,124

The following preliminary unaudited pro forma condensed combined income statement for the three months ended March 31, 2005 combines the historical income statements of Capital One and Hibernia assuming the companies had been combined on January 1, 2005, on a purchase accounting basis.

Unaudited Pro Forma Condensed Combined Statement of Income

Three Months Ended March 31 (In Thousands, Except Per Share Data)	Capital One 2005	Hibernia 2005	Pro Forma Adjustments		Capital One Hibernia Combined
Interest Income:
Loans, including past-due fees	$1,184,036	$232,606	$3,802	C	$1,420,444
Securities available for sale	90,164	46,437	(11,515)	A	125,086
Securities held to maturity	—	450	—		450
Interest on mortgage loans held for sale	—	975			975
Other	62,068	3,108	(1,656)	A	63,520

Total interest income	1,336,268	283,576	(9,369)		1,610,475

Three Months Ended March 31 (In Thousands, Except Per Share Data)	Capital One 2005	Hibernia 2005	Pro Forma Adjustments		Capital One Hibernia Combined
Interest Expense:
Deposits	264,025	65,938	3,135	G	333,098
Senior and subordinated notes	114,480	2,407	759	G	117,646
Other borrowings	97,242	16,583	1,540	G	120,924
			5,559	A

Total interest expense	475,747	84,928	10,993		571,668

Net interest income	860,521	198,648	(20,362)		1,038,807
Provision for loan losses	259,631	15,700	—		275,331

Net interest income after provision for loan losses	600,890	182,948	(20,362)		763,476

Non-Interest Income:
Servicing and securitizations	951,602	4,631	—		956,233
Service charges and other customer-related fees	401,186	65,231	—		466,417
Interchange	123,440	1,204	—		124,644
Other	39,751	42,470	—		82,221

Total non-interest income	1,515,979	113,536	—		1,629,515

Non-Interest Expense:
Salaries and associate benefits	433,501	93,227	—		526,728
Marketing	311,759	9,088	—		320,847
Communications and data processing	142,819	15,077	—		157,896
Supplies and equipment	86,446	12,897	—		99,343
Occupancy	17,901	12,817	567	D	31,285
Other	335,406	21,920	(1,743)	L	378,310
			22,727	F

Total non-interest expense	1,327,832	165,026	21,551		1,514,409

Income before income taxes and minority interest	789,037	131,458	(41,913)		878,582
Income taxes	282,475	45,930	(14,670)	M	313,735
Minority interest, net of income tax expense	—	(248)	—		(248)

Net income	$506,562	$85,776	$(27,243)		$565,095

Basic earnings	$2.08	$0.56			$2.03

Diluted earnings per share	$1.99	$0.54			$1.92

Dividends paid per share	$0.03	$0.20			$0.03

The following preliminary unaudited pro forma condensed combined income statement for the year ended December 31, 2004 combines the historical income statements of Capital One and Hibernia assuming the companies had been combined on January 1, 2004, on a purchase accounting basis.

Unaudited Pro Forma Condensed Combined Statement of Income

Year Ended December 31 (In Thousands, Except Per Share Data)	Capital One 2004	Hibernia 2004	Pro Forma Adjustments		Capital One Hibernia Combined
Interest Income:
Loans, including past-due fees	$4,234,420	$827,060	15,209	C	$5,076,689
Securities available for sale	312,374	162,026	(46,061)	A	428,339
Securities held to maturity	—	2,486	—		2,486
Interest on mortgage loans held for sale	—	6,644			6,644
Other	247,626	4,217	(6,623)	A	245,220

Total interest income	4,794,420	1,002,433	(37,475)		5,759,378

Interest Expense:
Deposits	1,009,545	189,175	12,541	G	1,211,261
Senior and subordinated notes	486,812	6,279	3,038	G	496,129
Other borrowings	295,085	56,306	6,162	G	379,790
			22,237	A

Total interest expense	1,791,442	251,760	43,978		2,087,180

Net interest income	3,002,978	750,673	(81,453)		3,672,198
Provision for loan losses	1,220,852	48,250	—		1,269,102

Net interest income after provision for loan losses	1,782,126	702,423	(81,453)		2,403,096

Non-Interest Income:
Servicing and securitizations	3,643,808	34,845	—		3,678,653
Service charges and other customer-related fees	1,482,658	237,029	—		1,719,687
Interchange	475,810	4,729	—		480,539
Other	297,881	110,823	—		408,704

Total non-interest income	5,900,157	387,426	—		6,287,583

Non-Interest Expense:
Salaries and associate benefits	1,642,721	336,392	—		1,979,113
Marketing	1,337,780	29,902	—		1,367,682
Communications and data processing	475,355	57,030	—		532,385
Supplies and equipment	349,920	46,981	—		396,901
Occupancy	206,614	46,337	2,267	D	255,218
Other	1,309,829	123,489	(6,442)	L	1,517,785
			90,909	F

Total non-interest expense	5,322,219	640,131	86,734		6,049,084

Income before income taxes and minority interest	2,360,064	449,718	(168,187)		2,641,595
Income taxes	816,582	156,688	(58,865)	M	914,405
Minority interest, net of income tax expense	—	76	—		76

Net income	$1,543,482	$292,954	(109,322)		$1,727,114

Basic earnings per share	$6.55	$1.90			$6.38

Diluted earnings per share	$6.21	$1.86			$6.04

Dividends paid per share	$0.11	$0.76			$0.11

NOTES TO THE PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Preliminary Pro Forma Presentation

The preliminary unaudited pro forma condensed combined financial information related to the merger is included as of and for the three months ended March 31, 2005 and for the year ended December 31, 2004. The historical financial statements of Hibernia have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical financial statements of Capital One. The preliminary unaudited pro forma condensed combined financial information reflects the application of accounting principles generally accepted in the United States (“GAAP”) as of and for the three months ended March 31, 2005 and for the year ended December 31, 2004. The adoption of new or changes to existing GAAP (including but not limited to the American Institute of Certified Public Accounts Statement of Position 03-03, Accounting for Certain Loans or Debt Securities Acquired in a Transfer), subsequent to the pro forma financial statement dates may result in changes to the presentation of the preliminary unaudited pro forma condensed combined financial information, if material.

The preliminary pro forma adjustments include purchase price adjustments based on the conversion of each share of Hibernia common stock into $33 in cash or 0.4226 of a share of Capital One common stock, which is the cash or fraction of a share of Capital One common stock that Hibernia shareholders who receive cash or stock, respectively, would receive in the merger for each share of Hibernia common stock, assuming the average of the closing prices of Capital One common stock on the NYSE for the five trading days ending the day before the completion of the merger was $78.08, which was the closing price of Capital One common stock on March 4, 2005, the last trading day before announcement of the transaction. The actual amount of cash or fraction of a share of Capital One common stock that Hibernia shareholders who receive cash or stock, respectively, in the merger will receive may differ depending on the average of the closing stock prices for Capital One common stock during the five trading days ending the day before completion of the merger. The total estimated consideration of $5.4 billion, which is based on the closing price of Capital One common stock on March 4, 2005, the last trading day before announcement of the transaction, includes the value of outstanding stock options and will be paid with the issuance of approximately 35.1 million shares of Capital One’s common stock and approximately $2.4 billion in cash consideration. Upon completion of the merger, outstanding options and other equity-based awards of Hibernia will be exchanged for options and other equity-based awards of Capital One with the number of options, other equity-based awards and option price adjusted for the exchange ratio.

The merger will be accounted for using the purchase method of accounting, and accordingly, the assets acquired (including identifiable intangible assets and goodwill) and liabilities assumed of Hibernia will be recognized at fair value on the date the transaction is completed. The merger will qualify as a tax-free reorganization for federal income tax purposes.

The preliminary unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of Hibernia at their respective fair values based on management’s best estimate using the information available at this time. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of Hibernia’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price accounting adjustments may differ materially from the pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of Hibernia as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

The preliminary unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable periods presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2 – Preliminary Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information for the merger includes the preliminary pro forma balance sheet as of March 31, 2005 assuming the merger was completed on March 31, 2005. The preliminary pro forma income statements for the three months ended March 31, 2005 and the year ended December 31, 2004 were prepared assuming the merger was completed on January 1, 2005 and 2004, respectively.

The preliminary unaudited pro forma condensed combined financial information reflects the issuance of approximately 35.1 million shares of Capital One common stock and approximately $2.4 billion in cash consideration. Common stock issued in conjunction with this transaction was valued using the exchange ratio noted above in Note 1 – Basis of Preliminary Pro Forma Presentation.

A reconciliation of the excess consideration paid by Capital One over Hibernia’s net assets acquired (“goodwill”) is as follows:

(in thousands)
Costs to acquire Hibernia:
Capital One common stock issued	$2,739,075	(J)
Cash consideration paid	2,382,141	(A)
Estimated fair value of employee stock options	318,471	(K)
Investment banking, legal, and consulting fees	35,000	(H)

Total consideration paid for Hibernia	$5,474,687

Hibernia’s net assets at fair value:
Hibernia’s stockholders’ equity at December 31, 2004	$1,994,230	(J)
Elimination of Hibernia’s intangibles (including goodwill)	(367,395	)(E,F)
Estimated adjustments to reflect assets acquired at fair value:
Securities held to maturity	534	(B)
Loans	(121,459	)(C)
Property, plant, & equipment	72,091	(D)
Deferred tax asset (not including CDI related deferred tax liability)	45,509	(I)

Estimated adjustments to reflect liabilities assumed at fair value:
Interest bearing deposits	(29,471	)(G)
Senior and subordinated notes	(7,594	)(G)
Federal home loan bank long-term advances	(17,376	)(G)
Personnel related liabilities	(20,000	)(H)

Less: Adjusted identifiable net assets acquired	$(1,549,069)

Core deposit intangibles:
Adjustment to recognize core deposit intangibles	$(500,000	)(F)
Adjustment to recognize deferred tax liability from core deposit intangibles	175,000	(F)

Less: Core deposit intangible and related deferred tax liability	$(325,000)

Total estimated goodwill	$3,600,618

(A)

Adjustment to recognize cash consideration paid and debt undertaken to complete the acquisition. Capital One has sufficient liquidity on its balance sheet to acquire the common shares to be exchanged for cash without additional borrowings. However, to best align the funding of the acquisition with the management of its securities portfolio and cash position, Capital One currently intends to finance the cash portion of the acquisition through a combination of proceeds from maturing securities and short term borrowings. Specifically, Capital One intends to acquire the common shares by liquidating $255.0 million of federal funds sold and resale agreements, utilizing maturities of $1.2 billion of securities available for sale, as well as drawing $927.1 million from other short term borrowings. The preliminary pro forma combined income statement impact of the reduction in federal funds sold and resale agreements resulted in pre-tax decreases to interest income of $1.7 million and $6.6 million for the three months ended March 31, 2005 and the year ended December 31, 2004, respectively. The reduction in securities available for sale resulted in pre-tax decreases to interest income of $11.5 million and $46.1 million for the three months ended March 31, 2005 and the year ended December 31, 2004, respectively. The preliminary pro forma combined income statement impact of the additional borrowings issued resulted in pre-tax increases of $5.6 million and $22.2 million to interest expense for the three months ended March 31, 2005 and year ended December 31, 2004, respectively. Capital One has calculated the cost of the additional borrowings needed to complete the transaction using an interest rate of approximately 2.40% per annum. The final financing of the cash portion of the transaction may differ from these preliminary adjustments. The cost of the additional borrowings may be significantly different based on changes in market rates and Capital One may choose to repay any such additional borrowings with cash from operations, net securities maturities or future market borrowings.

(B)	Adjustments to recognize securities held to maturity at fair value in accordance with Statement of Financial Accounting Standard No. 142, Business Combinations, (“SFAS 142”). The related preliminary pro forma income statement impact for this adjustment is considered to be immaterial. The final adjustment may be significantly different.

(C)	Adjustment to fair value Hibernia’s loan portfolio. The adjustment will be recognized over the estimated remaining life of the loan portfolio using the effective yield method. The adjustment reflected is based upon currently available fair value information. The preliminary pro forma combined income statement impact for the adjustment resulted in increases to interest income of $3.8 million and $15.2 million for the three months ended March 31, 2005 and the year ended December 31, 2004, respectively. The final adjustment may be significantly different.

(D)	Adjustment to fair value Hibernia’s property, plant, and equipment. The adjustment will be recognized over the remaining useful life of 20 years for the property, plant, and equipment. The preliminary pro forma combined income statement impact for the adjustment resulted in increases to occupancy expense of $0.6 million and $2.3 million for the three months ended March 31, 2005 and the year ended December 31, 2004, respectively. The final adjustment may be significantly different.

(E)	Adjustment to eliminate historical Hibernia goodwill and recognize goodwill resulting from the acquisition. See purchase price allocation table above for more information.

(F)	Adjustment to eliminate Hibernia intangible assets (other than goodwill), recognize core deposit intangibles and the related preliminary pro forma combined income statement impact, and the deferred tax liability resulting from the acquisition. The deferred tax liability was recognized using an effective tax rate of 35.0%. The final adjustment may be significantly different.

(G)	Adjustment to fair value Hibernia’s interest-bearing deposits, subordinated notes and Federal Home Loan Bank long-term advances in accordance with SFAS 142. The adjustment will be recognized over the estimated remaining life of the respective liabilities using the effective yield method. The preliminary pro forma combined income statement impact for the adjustments resulted in increases to interest expense of $3.1 million and $12.5 for interest-bearing deposits, $0.8 million and $3.0 million for the subordinated notes, and $1.5 million and $6.2 million for the Federal Home Loan Bank long-term advances for the three months ended March 31, 2005 and the year ended December 31, 2004, respectively. The final adjustment may be significantly different.

(H)	Adjustment to other liabilities to recognize merger related costs resulting from the acquisition. The adjustment consists of $35.0 million to reflect investment banker, legal, and consulting fees, $12.0 million for compensation and severance costs, and $8.0 million of other merger related costs. The final adjustment may be significantly different.

(I)	Adjustment to recognize deferred tax assets resulting from the fair value adjustments in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes Combinations, (“SFAS 109”).

(J)	Adjustment to eliminate Hibernia’s historical stockholders’ equity. The acquisition will result in the issuance of approximately 35.1 million shares of Capital One common stock, in addition to the cash consideration discussed in preliminary pro forma adjustment A, in order to acquire the outstanding Hibernia common stock. The issuance of Capital One common stock is recognized in the preliminary pro forma balance sheet at a value of $78.08 per share, which was the closing price of Capital One common stock on the NYSE on the last trading day prior to announcement of the transaction, which results in an increase to Capital One’s total stockholders’ equity of $2.7 billion. For more detail of the structure of the transaction see Note 1 – Basis of Preliminary Pro Forma Presentation.

(K)	Adjustment to reflect the conversion of Hibernia stock options outstanding at the closing of the merger to options to purchase Capital One common stock. In accordance with the terms of Hibernia’s stock option agreements, outstanding stock options fully vest upon a change in control and therefore the adjustment presented assumes that all Hibernia stock options will be converted to fully vested options to purchase Capital One common stock. The adjustment assumes the issuance of 5.8 million vested options to purchase Capital One common stock at a fair value of $55.21 per share. The number of stock options expected to be issued is based on the number of outstanding Hibernia stock options at March 31, 2005 multiplied by the assumed exchanged ratio of 0.4226. The preliminary estimated fair value per share of $55.21 was calculated using the Black-Scholes option pricing model and applying the assumptions used for Capital One’s 2005 stock option grants (see page 8 of Capital One’s Form 10-Q for the quarter ended March 31, 2005 for more information). The final estimate of fair value will be calculated using the Black-Scholes option pricing model and applying the prevailing assumptions to each tranche of the remaining converted Hibernia options outstanding at the merger close date for expected life, volatility, dividend yield and risk-free interest rate. The estimated weighted average exercise price of $33.44 was calculated using the weighted average exercise price of the Hibernia stock options divided by the assumed exchange ratio of 0.4226.

(L)	Adjustment to reverse $1.7 million and $6.4 million of amortization for intangible assets recorded on Hibernia’s historical income statement.

(M)	Adjustment to record the net tax effect of the preliminary pro forma adjustments using an effective tax rate of 35.0%. The final adjustment may be significantly different.

Note 3 – Merger Related Costs

Merger related costs, which are not considered liabilities with respect to EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” are estimated at $120.0 million. A summary of these costs, based on Capital One’s preliminary estimates, is listed below. The following items have not been included in the preliminary pro forma condensed combined income statements.

(in thousands)
Merger related compensation and severance	$55,000
Facilities and systems	45,000
Other merger related costs	20,000

Total estimated pre-tax merger related costs	120,000
Tax benefit	(42,000)

Net estimated merger related costs	$78,000

Merger related compensation and severance costs include employee severance, compensation arrangements and related employee benefit expenses. Facilities and system costs include costs associated with the rebranding of branch offices. Also reflected are certain technology conversion costs. Refinements to the foregoing estimates may occur subsequent to the completion of the merger. Certain merger related costs incurred by Hibernia are being expensed as incurred. All other costs incurred by Capital One will be capitalized or expensed as incurred based on the nature of cost and Capital One’s accounting policies for these costs.

Note 4 – Core Deposit Intangibles

The purchase accounting adjustments include the establishment of core deposit intangibles of $500.0 million as of March 31, 2005. The adjustments include the elimination of $23.3 million relating to the Hibernia’s core deposit intangibles as of March 31, 2005. The $500.0 million was based on a preliminary valuation by an independent third party using a combination of Hibernia specific deposit information and industry specific benchmarks. A final analysis and valuation of the core deposit intangibles will be performed with the assistance of the independent third party upon completion of the merger. The amortization of the core deposit intangibles resulting from the acquisition in the pro forma statement of income for the three months ended March 31, 2005 is, and for the year ended December 31, 2004 was, assumed to be over a 10 year period using a sum-of-the-year digits method.

The following table summarizes the amortization of the core deposit intangibles made in connection with the acquisition at an effective annual tax rate of 35.0%:

(in thousands)	Gross Amortization	Net After-Tax Impact
Year 1	$90,909,091	$59,090,909
Year 2	81,818,182	53,181,818
Year 3	72,727,273	47,272,727
Year 4	63,636,364	41,363,636
Year 5	54,545,455	35,454,545
Year 6 and thereafter	136,363,635	88,636,365

Total	$500,000,000	$325,000,000